CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Tax-Exempt California Money Market Fund (one of the series comprising Tax-Exempt California Money Market Fund Series) in the Tax-Exempt California Money Market Fund Prospectus, and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Tax-Exempt California Money Market Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 20 to the Registration Statement (Form N-1A, No. 33-12938) of our report dated November 14, 2003 on the financial statements and financial highlights of Tax-Exempt California Money Market Fund included in the Fund Annual Report dated September 30, 2003.

                                                /s/ERNST & YOUNG LLP

Boston, Massachusetts
January 27, 2004